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                                                                    EXHIBIT 24.2

                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints DENNIS E. O'REILLY, JASMINA THEODORE BOULANGER and PETER R. KOLYER, and each of them singly, his true and lawful attorneys-in-fact and agents, with full power to them and each of them (including the full power of substitution and resubstitution) to sign for him and in his name and in the capacity or capacities indicated below a Registration Statement or Registration Statements and any and all amendments (including post-effective amendments), free writing prospectuses and supplements thereto to be filed by Conexant, Inc. (the "Company"), as co-registrant of Conexant Systems, Inc. ("Conexant"), with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended (the "Securities Act"):

     (a) the offer and sale of up to $275 million aggregate principal amount of Floating Rate Senior Secured Notes due 2010 of Conexant and the related guarantees by the Company and certain other subsidiaries of Conexant (together, the "Exchange Securities") in exchange for up to $275 million aggregate principal amount of Floating Rate Senior Secured Notes due 2010 of Conexant and the related guarantees by the Company and certain other subsidiaries of Conexant (together, the "Old Securities") previously sold by Conexant in a private placement to certain qualified institutional buyers and institutional accredited investors (as defined in the Securities Act and the rules thereunder); and/or

     (b) the offer and resale by certain holders of up to $275 million aggregate principal amount of the Old Securities;

and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


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
              SIGNATURE                                  TITLE                          DATE
              ---------                                  -----                          ----


/s/ J. Scott Blouin                     President (principal executive officer)   February 26, 2007
-------------------------------------                and Director
J. Scott Blouin


/s/ Dennis E. O'Reilly                                  Director                  February 26, 2007
-------------------------------------
Dennis E. O'Reilly


/s/ Kerry K. Petry                       Chief Financial Officer and Treasurer    February 26, 2007
-------------------------------------     (principal financial and accounting
Kerry K. Petry                                   officer) and Director